Exhibit 5.1

                                   January 3, 1996


Avnet, Inc.
80 Cutter Mill Road
Great Neck, New York  11021

     Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-8
(the "Registration Statement") to be filed by Avnet, Inc.
(the "Company") with the Securities and Exchange
Commission with respect to the registration under the Securities Act of 1933, as amended, of 350,000 shares
(the "Shares") of the Common Stock of the Company for delivery under the 1994 Avnet Incentive Stock Program
(the "Program"). The Shares may be either authorized but heretofore unissued shares or may be delivered out of the treasury of the Company.

     I have examined such documents as I considered necessary for the purposes of this opinion. Based on such examination, it is my opinion that up to 350,000 heretofore unissued Shares when issued in accordance with the Program will be legally issued, fully-paid and non-assessable under the laws of the State of New York (the state of incorporation of the Company).

     I consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,


                                   /s/ David R. Birk
                                   David R. Birk